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As filed with the Securities and Exchange Commission on September 20, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1883639
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(Address, including Zip Code, of Principal Executive Offices)

GRANITE CITY FOOD & BREWERY LTD. 2002 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

STEVEN J. WAGENHEIM	Copies to:
President and Chief Executive Officer	AVRON L. GORDON, ESQ.
Granite City Food & Brewery Ltd.	BRETT D. ANDERSON, ESQ.
5831 Cedar Lake Road	Briggs and Morgan, P.A.
St. Louis Park, Minnesota 55416	2400 IDS Center
(952) 525-2070	80 South Eighth Street
(Name, address, including zip code,	Minneapolis, Minnesota 55402
and telephone number, including	(612) 334-8400 (phone)
area code, of Agent for Service)	(612) 334-8650 (fax)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan
Options to purchase common stock	600,000	N/A	N/A	N/A
Common stock (par value $0.01 per share)	600,000	$1.785	$1,071,000	$98.53

(1)
This registration statement also covers any additional shares of common stock which become issuable under the Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on September 17, 2002, as reported by The Nasdaq SmallCap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

  •
  Annual Report on Form 10-KSB for the fiscal year ended December 30, 2001;

  •
  Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002 and June 30, 2002;

  •
  Current Reports on Form 8-K (File No. 0-29643) filed on March 7, 2002 and September 20, 2002;

  •
  Description of our units, common stock and Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 0-29643) filed on March 19, 2001; and

  •
  Definitive Schedule 14A (Proxy Statement) filed on August 2, 2002.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of our Articles of Incorporation provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law. Section 6.1 of our By-laws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

        The underwriting agreement between us and the underwriter of our initial public offering contains provisions under which we on the one hand, and the underwriter, on the other hand, have agreed to indemnify each other (including our officers and directors, officers and directors of the underwriter and any person who may be deemed to control us or the underwriter) against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See "Exhibit Index."

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes as follows:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on the 20th day of September, 2002.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Wagenheim and Mitchel I. Wachman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim	President, Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2002
/s/ MITCHEL I. WACHMAN Mitchel I. Wachman	Chief Financial Officer, Secretary and Director (Principal Accounting Officer and Principal Financial Officer)	September 20, 2002
/s/ WILLIAM E. BURDICK William E. Burdick	Chairman of the Board, Brewmaster and Director	September 20, 2002
Arthur E. Pew III	Director
/s/ JAMES G. GILBERTSON James G. Gilbertson	Director	September 20, 2002
/s/ BRUCE H. SENSKE Bruce H. Senske	Director	September 20, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation, as amended (incorporated by reference to our Current Report on Form 8-K (File No. 0-29643) filed September 20, 2002).
4.2	Bylaws (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-93459) filed December 22, 1999).
4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K (File No. 0-29643) filed September 20, 2002).
4.4
Form of Warrant Agreement with Wells Fargo Bank Minnesota, National Association (including specimen Class A Warrant certificate) (incorporated by reference to our Registration Statement on Form SB-2/A (File No. 333-93459) filed May 15, 2000).
4.5
Amendment No. 1 to Warrant Agreement with Wells Fargo Bank Minnesota, National Association (including specimen Class A Warrant certificate) (incorporated by reference to our Current Report on Form 8-K (File No. 0-29643) filed September 20, 2002).
4.6	Specimen unit certificate (incorporated by reference to our Current Report on Form 8-K (File No. 0-29643) filed September 20, 2002).
4.7	Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan (incorporated by reference to our Definitive Schedule 14A (File No. 0-29643) filed August 2, 2002).
5	Opinion of Briggs and Morgan, Professional Association.
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of Independent Certified Public Accountant.
24	Powers of Attorney (included on Signature Page).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX